Exhibit 99.1

Contact

Keith E. Pratt

EVP & Chief Financial Officer

925-606-9200

PRESS RELEASE

FOR RELEASE May 4, 2023

McGrath Announces Results for First Quarter 2023

Livermore, CA - May 4, 2023 – McGrath RentCorp (“McGrath” or the “Company”) (Nasdaq: MGRC), a leading business-to-business rental company in North America, today announced total revenues for the quarter ended March 31, 2023 of $173.2 million, an increase of 19%, compared to the first quarter of 2022. The Company reported net income of $71.7 million, or $2.92 per diluted share, for the first quarter of 2023, compared to net income of $18.8 million, or $0.77 per diluted share, for the first quarter of 2022.

During the quarter ended March 31, 2023, the Company divested its Adler Tanks business, which resulted in a net gain on sale of $58.9 million that is included in both income from discontinued operations and the Company's combined net income for the period. The Company's financial results have been separated by continuing operations and discontinued operations as a result of the divestiture. Of the total revenues for the quarter ended March 31, 2023, $163.7 million was attributed to revenues from continuing operations and $9.4 million to revenues from discontinued operations. The reported net income of $71.7 million includes $11.5 million in income from continuing operations, or $0.47 per diluted share, and $60.1 million in income from discontinued operations, or $2.45 per diluted share. Income from continuing operations for the first quarter of 2023 includes $14.2 million in Adler Tanks divestiture and Vesta Modular acquisition transaction costs. Excluding the divestiture and acquisition related transaction costs, first quarter 2023 earnings per diluted share was $0.89.

FIRST QUARTER 2023 YEAR-OVER-YEAR Company HIGHLIGHTS (FROM CONTINUING OPERATIONS):

•
Rental revenues increased 22% to $110.2 million.
•
Total revenues increased 31% to $163.7 million.
•
Adjusted EBITDA1 increased 23% to $61.8 million.
•
Dividend rate of $0.465 per share for the first quarter of 2023. On an annualized basis, this dividend represents a 2.1% yield on the May 3, 2023 close price of $88.46 per share.

Joe Hanna, President and CEO of McGrath, made the following comments regarding these results and future expectations:

“We were pleased with our first quarter results. Despite some weather-related project start delays we were able to deliver a 22% increase in companywide rental revenues, compared to the prior year. Modular rental revenues grew 32%, with approximately half of the growth attributable to our Vesta Modular and Brekke Storage acquisitions. Excluding the acquisitions, the modular segment rental revenues grew by a robust 17%. Rental revenues at TRS-RenTelco grew 2%.

Our modular business saw broad based rental strength across commercial, education and portable storage customer bases. With healthy demand pipelines and high fleet utilization, we have front loaded some of our new rental equipment capital spending for the year. Our initiatives to grow modular sales also showed progress as sales revenues increased by 70% compared to a year ago.

TRS-RenTelco had a positive start to the year, and despite some softness in semiconductor related demand, was able to deliver growth in both communications and general purpose rentals during the first quarter.

Our teams have been very busy working through the integration of Vesta Modular and Brekke Storage, along with completing the divestiture of Adler Tanks. I am grateful for their exceptional support and very pleased with their progress. I am excited about the long-term potential from the Vesta business. Within the first few months we have begun to realize opportunities from our combined selling resources and expect many more opportunities to follow.

I am encouraged by the overall momentum we are seeing across the business. We are focused on disciplined operational execution to make the most of the market opportunities.”

Division HIGHLIGHTS:

All comparisons presented below are for the quarter ended March 31, 2023 to the quarter ended March 31, 2022 unless otherwise indicated.

Mobile Modular

For the first quarter of 2023, the Company’s Mobile Modular division reported Adjusted EBITDA of $42.4 million, an increase of $12.0 million, or 40%.

•
Rental revenues increased 32% to $81.1 million, depreciation expense increased 21% to $9.4 million and other direct costs increased 29% to $25.9 million, which resulted in an increase in gross profit on rental revenues of 36% to $45.8 million. The rental revenue increase was due in part to $8.7 million earned during the quarter from the new Vesta Modular customers from the acquisition completed on February 1, 2023.
•
Rental related services revenues increased 43% to $26.3 million, primarily attributable to higher delivery and pick up activities for both modular buildings and portable storage containers, with associated gross profit increasing 48% to $7.6 million. Vesta Modular contributed $0.9 million gross profit on rental related services during the quarter.
•
Sales revenues increased 70% to $17.6 million, primarily from higher new and used equipment sales. Gross margin on sales was 37% compared to 39% in 2022, resulting in a 61% increase in gross profit on sales revenues to $6.5 million. Vesta Modular contributed $1.8 million gross profit on sales during the quarter.
•
Selling and administrative expenses increased 88% to $46.5 million, primarily due to $12.9 million in acquisition and divestiture related transaction costs and $4.6 million higher employee salaries and benefit costs, largely due to the addition of Vesta Modular employees.

TRS-RenTelco

For the first quarter of 2023, the Company’s TRS-RenTelco division reported Adjusted EBITDA of $20.6 million, which was comparable to the prior year.

•
Rental revenues increased 2% to $29.1 million, depreciation expense increased 3% to $12.4 million and other direct costs increased 11% to $5.2 million, which resulted in a 2% decrease in gross profit on rental revenues to $11.5 million. The rental revenue increase was the result of higher average monthly rental rates, partly offset by lower average rental equipment on rent compared to the prior year.
•
Sales revenues increased 30% to $5.1 million and gross profit on sales revenues increased 19% to $2.9 million.
•
Selling and administrative expenses increased $2.9 million, or 43%, to $9.5 million, primarily due to higher allocated corporate expenses, which included $1.4 million of allocated transaction costs relating to the divestiture of Adler Tanks.

financial outlook:

Based upon the Company's year-to-date results and current outlook for the remainder of the year, the Company is raising its financial outlook. For the full-year 2023, the Company expects:

		Previous	Current (Continuing Operations)
•	Total revenue:	$780 to $810 million	$790 to $820 million
•	Adjusted EBITDA[1,2]:	$294 to $309 million	$300 to $315 million
•	Gross rental equipment capital expenditures:	$190 to $210 million	$190 to $210 million

1.
Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, non-cash impairment costs, share-based compensation and transaction costs. A reconciliation of actual net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release. Adjusted EBITDA from continuing operations for the quarter ended March 31, 2023, excludes the income from discontinued operations from the divestiture of Adler Tanks.
2.
Information reconciling forward-looking Adjusted EBITDA to the comparable GAAP financial measures is unavailable to the Company without unreasonable effort because certain items required for such reconciliations are outside of the Company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Therefore, no reconciliation to the most comparable GAAP measures is provided. The Company provides Adjusted EBITDA guidance because it believes that Adjusted EBITDA, when viewed with the Company’s results under GAAP, provides useful information for the reasons noted in the reconciliation of actual Adjusted EBITDA to the most directly comparable GAAP measures at the end of this release.

ABOUT MCGRATH:

McGrath RentCorp (Nasdaq: MGRC) is a leading business-to-business rental company in North America with a strong record of profitable business growth. Founded in 1979, McGrath’s operations are centered on modular solutions through its Mobile Modular and Mobile Modular Portable Storage businesses. In addition, its TRS-RenTelco business offers electronic test equipment rental solutions. The Company’s rental product offerings and services are part of the circular supply economy, helping customers work more efficiently, and sustainably manage their environmental footprint. With over 40 years of experience, McGrath’s success is driven by a focus on exceptional customer experiences. This focus has underpinned the Company’s long-term financial success and supported over 30 consecutive years of annual dividend increases to shareholders, a rare distinction among publicly listed companies.

Headquartered in Livermore, California. Additional information about McGrath and its businesses is available at mgrc.com and investors.mgrc.com.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Forms 10-K, 10-Q and other SEC filings. You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K, 10-Q and other SEC filings.

Conference Call Note:

As previously announced in its press release of March 31, 2023, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on May 4, 2023 to discuss the first quarter 2023 results. To participate in the teleconference, dial 1-800-245-3047 (in the U.S.), or 1-203-518-9765 (outside the U.S.), or to listen only, access the simultaneous webcast at the investor relations section of the Company’s website at https://investors.mgrc.com/. A replay will be available for 7 days following the call by dialing 1-800-753-5479 (in the U.S.), or 1-402-220-2675 (outside the U.S.). In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company’s website at https://investors.mgrc.com/events-and-presentations.

FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding McGrath RentCorp’s expectations, strategies, prospects or targets are forward looking statements. These forward-looking statements also can be identified by the use of forward-looking terminology such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plan,” “predict,” “project,” or “will,” or the negative of these terms or other comparable terminology. In particular, Mr. Hanna’s statements about (i) the healthy demand pipelines in modular, (ii) the long-term potential from the Vesta Business, by realizing opportunities from combined selling resources, (iii) the outlook on future opportunities and the overall momentum across the business, and (iv) statements regarding the full year 2023 in the “Financial Outlook” section, are forward-looking.

These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties that could cause our actual results to differ materially from those projected including: health of the education and commercial markets in our modular building division; unforeseen liabilities and integration challenges associated with the Vesta and Brekke Storage acquisitions; the activity levels in the general purpose and communications test equipment markets at TRS-RenTelco; continued execution of our strategic performance improvement initiatives; our ability to successfully increase prices to offset cost increases; and our ability to effectively manage our rental assets, as well as the other factors disclosed under “Risk Factors” in the Company’s Form 10-K and other SEC filings.

Forward-looking statements are made only as of the date hereof. Except as otherwise required by law, we assume no obligation to update any of the forward-looking statements contained in this press release.

MCGRATH RENTCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended March 31,
(in thousands, except per share amounts)	2023	2022
Revenues
Rental	$110,247	$90,050
Rental related services	27,132	19,032
Rental operations	137,379	109,082
Sales	23,660	15,219
Other	2,679	752
Total revenues	163,718	125,053
Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	21,833	19,862
Rental related services	19,268	13,760
Other	31,135	24,854
Total direct costs of rental operations	72,236	58,476
Costs of sales	14,115	8,542
Total costs of revenues	86,351	67,018
Gross profit	77,367	58,035
Selling and administrative expenses	57,498	32,605
Income from operations	19,869	25,430
Other (expense) income:
Interest expense	(7,464)	(2,276)
Foreign currency exchange gain	226	13
Income from continuing operations before provision for income taxes	12,631	23,167
Provision for income taxes from continuing operations	1,113	5,489
Income from continuing operations	11,518	17,678

Discontinued operations:
Income from discontinued operations before provision for income taxes	1,709	1,388
Provision for income taxes from discontinued operations	453	273
Gain on sale of discontinued operations, net of tax	58,883	—
Income from discontinued operations	60,139	1,115

Net income	$71,657	$18,793

Earnings per share from continuing operations:
Basic	$0.47	$0.73
Diluted	$0.47	$0.72
Earnings per share from discontinued operations:
Basic	$2.46	$0.05
Diluted	$2.45	$0.05
Earnings per share:
Basic	$2.93	$0.77
Diluted	$2.92	$0.77
Shares used in per share calculation:
Basic	24,416	24,285
Diluted	24,542	24,534
Cash dividends declared per share	$0.465	$0.455

MCGRATH RENTCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
(in thousands)	2023	2022
Assets
Cash	$690	$957
Accounts receivable, net of allowance for credit losses of $2,612 in 2023 and $2,300 in 2022	177,006	169,937
Rental equipment, at cost:
Relocatable modular buildings	1,412,084	1,123,268
Electronic test equipment	401,801	398,267
	1,813,885	1,521,535
Less: accumulated depreciation	(546,617)	(531,218)
Rental equipment, net	1,267,268	990,317
Property, plant and equipment, net	144,295	138,713
Prepaid expenses and other assets	80,490	69,837
Intangible assets, net	68,055	35,431
Goodwill	323,799	106,403
Assets of discontinued operations	—	196,249
Total assets	$2,061,603	$1,707,844
Liabilities and Shareholders' Equity
Liabilities:
Notes payable	$658,777	$413,742
Accounts payable and accrued liabilities	219,260	151,208
Deferred income	100,289	82,417
Deferred income taxes, net	223,739	203,361
Liabilities of discontinued operations	—	53,171
Total liabilities	1,202,065	903,899
Shareholders’ equity:
Common stock, no par value - Authorized 40,000 shares
Issued and outstanding - 24,466 shares as of March 31, 2023 and 24,388 shares as of December 31, 2022	105,487	110,080
Retained earnings	754,147	693,943
Accumulated other comprehensive loss	(96)	(78)
Total shareholders’ equity	859,538	803,945
Total liabilities and shareholders’ equity	$2,061,603	$1,707,844

MCGRATH RENTCORP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2023	2022
Cash Flows from Operating Activities:
Net income	$71,657	$18,793
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,590	27,584
Deferred income taxes	(45,496)	(3,676)
Provision for credit losses	744	13
Share-based compensation	1,493	1,760
Gain on sale of discontinued operations	(58,883)	—
Gain on sale of used rental equipment	(3,089)	(5,364)
Foreign currency exchange gain	(226)	(13)
Amortization of debt issuance costs	2	4
Change in:
Accounts receivable	16,209	7,922
Prepaid expenses and other assets	(7,345)	4,213
Accounts payable and accrued liabilities	29,837	(4,716)
Deferred income	3,218	5,223
Net cash provided by operating activities	35,711	51,743
Cash Flows from Investing Activities:
Proceeds from sale of discontinued operations	262,454	—
Purchases of rental equipment	(77,731)	(39,430)
Purchases of property, plant and equipment	(6,857)	(5,417)
Cash paid for acquisition of businesses	(453,592)	—
Proceeds from sales of used rental equipment	12,197	10,308
Net cash used in investing activities	(263,529)	(34,539)
Cash Flows from Financing Activities:
Net borrowings (payments) under bank lines of credit	245,033	(2,482)
Taxes paid related to net share settlement of stock awards	(6,086)	(3,605)
Payment of dividends	(11,400)	(11,006)
Net cash provided by (used in) financing activities	227,547	(17,093)
Effect of foreign currency exchange rate changes on cash	4	1
Net (decrease) increase in cash	(267)	112
Cash balance, beginning of period	957	1,491
Cash balance, end of period	$690	$1,603
Supplemental Disclosure of Cash Flow Information:
Interest paid, during the period	$7,817	$2,137
Net income taxes paid, during the period	$413	$420
Dividends accrued during the period, not yet paid	$11,851	$11,357
Rental equipment acquisitions, not yet paid	$5,697	$12,869

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended March 31, 2023
(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Enviroplex	Adler Tanks (Discontinued)	Consolidated
Revenues
Rental	$81,113	$29,134	$—	$6,520	$116,767
Rental related services	26,252	880	—	2,584	29,716
Rental operations	107,365	30,014	—	9,104	146,483
Sales	17,605	5,114	941	269	23,929
Other	1,687	992	—	65	2,744
Total revenues	126,657	36,120	941	9,438	173,156

Costs and Expenses
Direct costs of rental operations:
Depreciation	9,444	12,389	—	1,325	23,158
Rental related services	18,607	661	—	2,020	21,288
Other	25,910	5,225	—	1,270	32,405
Total direct costs of rental operations	53,961	18,275	—	4,614	76,850
Costs of sales	11,074	2,225	816	159	14,274
Total costs of revenues	65,035	20,500	816	4,773	91,124

Gross Profit
Rental	45,759	11,520	—	3,926	61,205
Rental related services	7,645	219	—	564	8,428
Rental operations	53,404	11,739	—	4,490	69,633
Sales	6,531	2,889	125	110	9,655
Other	1,687	992	—	65	2,744
Total gross profit	61,622	15,620	125	4,665	82,032
Selling and administrative expenses	46,514	9,451	1,533	2,582	60,080
Income (loss) from operations	$15,108	$6,169	$(1,408)	$2,083	$21,952
Interest expense					(7,838)
Foreign currency exchange gain					226
Provision for income taxes					(1,566)
Net income					$12,774

Other Information
Adjusted EBITDA [1]	$42,445	$20,635	$(1,330)	$3,682	$65,432
Average rental equipment [2]	$1,176,874	$396,835
Average monthly total yield [3]	2.30%	2.40%
Average utilization [4]	79.6%	59.2%
Average monthly rental rate [5]	2.89%	4.14%

1. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, non-cash impairment costs, share-based compensation and transaction costs. Adjusted EBITDA for the quarter ended March 31, 2023, excludes the gain on sale of discontinued operations from the divestiture of Adler Tanks.

2. Average rental equipment represents the cost of rental equipment, excluding new equipment inventory and accessory equipment.

3. Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.

4. Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.

5. Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended March 31, 2022
(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Enviroplex	Adler Tanks (Discontinued)	Consolidated
Revenues
Rental	$61,538	$28,512	$—	$14,191	$104,241
Rental related services	18,361	671	—	5,285	24,317
Rental operations	79,899	29,183	—	19,476	128,558
Sales	10,375	3,927	917	657	15,876
Other	371	381	—	187	939
Total revenues	90,645	33,491	917	20,320	145,373

Costs and Expenses
Direct costs of rental operations:
Depreciation	7,833	12,029	—	4,012	23,874
Rental related services	13,180	580	—	4,383	18,143
Other	20,162	4,692	—	2,969	27,823
Total direct costs of rental operations	41,175	17,301	—	11,364	69,840
Costs of sales	6,329	1,500	713	502	9,044
Total costs of revenues	47,504	18,801	713	11,866	78,884

Gross Profit
Rental	33,543	11,791	—	7,210	52,544
Rental related services	5,181	91	—	902	6,174
Rental operations	38,724	11,882	—	8,112	58,718
Sales	4,046	2,427	204	155	6,832
Other	371	381	—	187	939
Total gross profit	43,141	14,690	204	8,454	66,489
Selling and administrative expenses	24,692	6,590	1,323	6,522	39,127
Income (loss) from operations	$18,449	$8,100	$(1,119)	$1,932	27,362
Interest expense					(2,820)
Foreign currency exchange gain					13
Provision for income taxes					(5,762)
Net income					$18,793

Other Information
Adjusted EBITDA [1]	$30,405	$20,653	$(1,046)	$6,707	$56,719
Average rental equipment [2]	$1,006,903	$366,667
Average monthly total yield [3]	2.04%	2.59%
Average utilization [4]	77.1%	64.6%
Average monthly rental rate [5]	2.64%	4.01%

1. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, non-cash impairment costs, share-based compensation and transaction costs.

2. Average rental equipment represents the cost of rental equipment, excluding new equipment inventory and accessory equipment.

3. Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.

4. Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.

5. Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), the Company presents “Adjusted EBITDA”, which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, share-based compensation and transaction costs. The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance, compliance with financial covenants in the Company’s revolving lines of credit and senior notes and the Company’s ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including share-based compensation and transaction costs, is useful in measuring the Company’s cash available for operations and performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP and may be different from non-GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include share-based compensation charges and transaction costs. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance. Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA

(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2023	2022	2023	2022
Income from continuing operations	$11,518	$17,678	$97,169	$85,804
Provision for income taxes from continuing operations	1,113	5,489	26,981	31,412
Interest expense	7,464	2,276	17,418	9,168
Depreciation and amortization	26,133	23,134	96,639	93,035
EBITDA	46,228	48,577	238,207	219,419
Share-based compensation	1,375	1,512	6,764	6,582
Transaction costs [3]	14,147	—	18,200	2,045
Adjusted EBITDA [1]	$61,750	$50,089	$263,171	$228,046
Adjusted EBITDA margin [2]	38%	40%	39%	41%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2023	2022	2023	2022
Adjusted EBITDA [1]	$65,432	$56,719	$297,579	$256,210
Interest paid	(7,817)	(2,137)	(20,455)	(10,838)
Income taxes paid, net of refunds received	(413)	(420)	(27,355)	(9,135)
Gain on sale of used rental equipment	(3,089)	(5,364)	(35,704)	(26,011)
Foreign currency exchange (gain) loss	(226)	(13)	165	142
Amortization of debt issuance costs	2	4	14	16
Change in certain assets and liabilities:
Accounts receivable, net	16,953	7,935	(21,506)	(17,119)
Prepaid expenses and other assets	(7,345)	4,213	(28,042)	(2,509)
Accounts payable and other liabilities	(31,004)	(14,417)	(7,992)	9,404
Deferred income	3,218	5,223	21,696	9,718
Net cash provided by operating activities	$35,711	$51,743	$178,400	$209,878

1. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, non-cash impairment costs, share-based compensation and transaction costs. Adjusted EBITDA for the quarter ended March 31, 2023, excludes the gain on sale of discontinued operations from the divestiture of Adler Tanks. Total Adjusted EBITDA attributed to discontinued operations for March 31, 2023 and 2022, was $3,682 and $6,630, respectively.

2. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

3. Transaction costs include acquisition and divestiture related legal and professional fees and other costs specific to these transactions.